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                                                                                  Exhibit 99(c)

                        Entergy Louisiana, Inc.
          Computation of Ratios of Earnings to Fixed Charges and
      Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                                                         12 months
                                                             1994     1995     1996      1997     1998   March 1999
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Fixed charges, as defined:
Total Interest                                             $136,444 $136,901  $132,412 $128,900  $122,890 $120,847
  Interest applicable to rentals                              8,332    9,332    10,601    9,203     9,564    9,085
                                                           -------------------------------------------------------
Total fixed charges, as defined                             144,776  146,233   143,013  138,103   132,454  129,932

Preferred dividends, as defined (a)                          29,171   32,847    28,234   22,103    20,925   19,465
                                                           -------------------------------------------------------

Combined fixed charges and preferred dividends, as defined $173,947 $179,080  $171,247 $160,206  $153,379 $149,397
                                                           =======================================================

Earnings as defined:

  Net Income                                               $213,839 $201,537  $190,762 $141,757  $179,487 $187,057
  Add:
    Provision for income taxes:
Total Taxes                                                  63,288  117,114   118,559   98,965   109,104  112,880
    Fixed charges as above                                  144,776  146,233   143,013  138,103   132,454  129,932
                                                           -------------------------------------------------------

Total earnings, as defined                                 $421,903 $464,884  $452,334 $378,825  $421,045 $429,869
                                                           =======================================================
Ratio of earnings to fixed charges, as defined                 2.91     3.18      3.16     2.74      3.18     3.31
                                                           =======================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                               2.43     2.60      2.64     2.36      2.75     2.88
                                                           =======================================================


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(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.

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